SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
February 17, 2011
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On February 17, 2011, Evergreen Solar, Inc. (the “Company”) completed its previously announced exchange offer (the “Exchange Offer”) in which the Company issued $22,699,000 aggregate principal amount of 4.0% Convertible Subordinated Additional Cash Notes due 2010 (the “New 4% Notes”) in exchange for $45,401,000 aggregate principal amount of the Company’s 4.0% Senior Convertible Notes due 2013 (the “Existing 4% Notes”).
     On February 17, 2011, the Company entered into an indenture for subordinated debt securities (the “Base Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”) and a first supplemental indenture thereto (the “Supplemental Indenture and, together with the Base Indenture, the “Indenture”) which govern the terms of the New 4% Notes.
     The Indenture provides that the Company may initially issue up to $100,000,000 aggregate principal amount of New 4% Notes and that the Company may issue additional New 4% Notes, which shall have substantially identical terms as the New 4% Notes.
     The New 4% Notes will mature on July 15, 2020, unless earlier converted, repurchased or redeemed and will bear interest at a rate of 4% per annum. Interest will be payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2011.
     The New 4% Notes are the Company’s unsecured subordinated obligations and are:
•	contractually subordinated in right of payment to all of the Company’s existing and future senior indebtedness;

•	effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.
     Conversion
     The New 4% Notes are convertible at any time from February 17, 2011 until the close of business on the business day immediately preceding July 15, 2020 and subject to the terms of the Indenture, in multiples of $1,000 principal amount. The initial conversion rate is 229.8851 shares of common stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $4.35 per share), subject to adjustment.
     Additional Amount Upon Conversion
     The New 4% Notes also provide for an additional amount upon conversion of $300 per $1,000 principal amount of converted New 4% Notes initially paid in shares of the Company’s common stock, with such common stock valued, for conversions at the option of a holder of New 4% Notes, at a price per share equal to 90% of market price (based on a trading range set forth in the Indenture) and, for conversions at the option of the Company, at a price per share equal to a trading measure described in the Indenture. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the additional amount be less than $3.00, subject to adjustment. For conversions at the option of a holder of New 4% Notes, the Company may, at its option and subject to certain notice provisions, pay the additional amount in cash or shares of the Company’s common stock. However, the Company may only pay this $300 additional amount in cash after the Company’s 13.0% Convertible Senior Secured Notes due 2015 (the “Existing 13% Notes”) are no longer outstanding and subject to the subordination provisions of the Indenture. At any time after the one year anniversary of the issue date of the New 4% Notes, the Company may, at its option, terminate the holders’ right to receive the additional amount upon conversion, subject to 20 trading days having elapsed following notice of such termination.
     Coupon Make Whole Upon Conversion
     The Indenture further provides that for conversions on or prior to January 15, 2015, a holder of New 4% Notes will receive a coupon make whole payment for the New 4% Notes being converted equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015. This coupon make whole payment will initially be paid in shares of the Company’s common stock, with such common stock valued at a price per share equal to 90% of market price (based on a trading range set forth in the Indenture). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option and subject to certain notice provisions, pay the coupon make whole payment in cash or shares of its common stock. However, the Company may only make this coupon make whole payment in cash after the Existing 13% Notes are no longer outstanding and subject to the subordination provisions of the Indenture.

     Mandatory Conversion
     The Indenture provides that the Company may elect to mandatorily convert some or all of the New 4% Notes if the last reported sale price of the Company’s common stock is greater than or equal to the trigger price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. The trigger price will be determined based on a formula set forth in the Indenture. If the Company elects to convert some or all of the New 4% Notes on or prior to January 15, 2015, holders will receive the coupon make whole payment for the New 4% Notes being converted. This coupon make whole payment payable in connection with a mandatory conversion will initially be paid in shares of the Company’s common stock, with such common stock valued at a price per share equal to market price (based on a trading range set forth in the Indenture). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the coupon make whole payment be less than $3.00, subject to adjustment. The Company may, at its option and subject to certain notice requirements, pay the coupon make whole payment in cash. However, the Company may only make this coupon make whole payment in cash after the Existing 13% Notes are no longer outstanding and subject to the subordination provisions of the Indenture.
     Limitation on Conversion
     The Indenture prohibits the Company from effecting any conversion of the New 4% Notes and holders of the New 4% Notes from converting any portion of the New 4% Notes, in excess of that portion of the New 4% Notes on conversion of which the sum of (1) the number of shares of the Company’s common stock beneficially owned by a holder and its affiliates and (2) the number of shares of the Company’s common stock issuable upon the conversion of the portion of the New 4% Notes with respect to which the determination set forth in this sentence is being made (including any shares related to the settlement of coupon make whole payments and additional amounts in connection therewith), would result in beneficial ownership by such holder and its affiliates of any amount greater than 9.9% of the then issued and outstanding shares of the Company’s common stock. Any purported delivery of shares of the Company’s common stock upon exercise of the conversion right on the New 4% Notes will be void and have no effect to the extent (but only to the extent) that such delivery would result in a holder (including its affiliates) becoming the beneficial owner of more than 9.9% of the shares of the Company’s common stock outstanding at such time. No holder will be entitled, with or without the Company’s consent, to waive these restrictions on conversion. In the event the Company is unable to exercise its option to convert some or all of the New 4% Notes of any holder due to the limitations described above, then the Company will have the right at any time to redeem the New 4% Notes held by such holder that the Company is not permitted to convert; provided, however, that the Company may only redeem the New 4% Notes after its Existing 13% Notes are no longer outstanding and subject to the subordination provisions of the Indenture.
     Redemption
     Prior to January 15, 2015, the Company may not redeem the New 4% Notes, except in the limited circumstances described above. On or after January 15, 2015, the Company may redeem for cash some or all of the New 4% Notes at its option at a price equal to 100% of the principal amount of the New 4% Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. The Company may only redeem the New 4% Notes after the Existing 13% Notes and New 7.5% Notes are no longer outstanding, and in any event subject to the subordination provisions of the Indenture.
     Purchase Upon a Fundamental Change
     Pursuant to the Indenture, a holder may require the Company to purchase such holder’s New 4% Notes for cash upon a fundamental change (as defined in the Indenture) at a purchase price equal to 100% of the principal amount of the New 4% Notes, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date, subject to certain conditions. Generally, a fundamental change will be deemed to occur upon a change of control of the Company or failure of the Company’s common stock to be listed on a U.S. national securities exchange.
     Events of Default
     The Indenture provides for certain events of default including, without limitation, and subject to applicable cure periods:
     (1) a default in any payment of principal interest, additional amounts or coupon make whole payments under the Indenture;
     (2) a failure by the Company to comply with its conversion obligations, to issue a fundamental change notice in accordance with the terms of the Indenture or to comply with any of the covenants or agreements contained in the New 4% Notes or the Indenture;
     (3) a failure by the Company or any of its significant subsidiaries to make any payment of the principal or interest on any instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $10 million (or its equivalent in any other currency or currencies) in the aggregate; and

     (4) certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its significant subsidiaries.
     The foregoing is only a summary of the terms of the Indenture and the New 4% Notes, and is qualified in its entirety to the terms set forth in the Indenture and the New 4% Notes, filed as exhibits to this Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 with respect to the New 4% Notes and the Indenture is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

No.	Description
4.1	Indenture for Subordinated Debt Securities, dated as of February 17, 2011, by and between the Company and U.S. Bank National Association, as Trustee

4.2	First Supplemental Indenture, dated as of February 17, 2011, by and between the Company and U.S. Bank National Association, as Trustee

4.3	Form of Global New 4% Note (included in Exhibit 4.2)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By: Name:	/s/ Michael El-Hillow Michael El-Hillow
Title:	President and Chief Executive Officer
Dated: February 17, 2011